Exhibit 99.1

           Serologicals Reports Third Quarter 2003 Results;
            Revenues up 77% and Pro Forma Earnings up 111%

    ATLANTA--(BUSINESS WIRE)--Oct. 22, 2003--Serologicals Corporation (Nasdaq/NM: SERO) today reported results for the third quarter and nine months ended September 28, 2003.
    Net sales for the third quarter of 2003 totaled $42.0 million compared to $23.7 million in the third quarter of 2002, an increase of 77%. Including discontinued operations and special charges for the period, the Company reported a net loss of $6.5 million, or $0.26 per diluted share, compared with net income of $3.3 million, or $0.13 per diluted share in the prior year quarter. The Company's pro forma net income excluding the impact of discontinued operations and special charges more than doubled to $4.4 million, or $0.18 per diluted share in the third quarter 2003 compared with $2.1 million, or $0.08 per diluted share in the comparable quarter of 2002.
    For the first nine months of 2003, net sales were $100.6 million, compared with $71.6 million in the comparable period of 2002, an increase of 40%. Including discontinued operations and special charges for the period, the Company reported a net loss of $3.4 million, or $0.14 per diluted share, compared with net income of $9.8 million, or $0.39 per diluted share in the prior year period. The Company's pro forma net income excluding the impact of discontinued operations and special charges was $9.8 million, or $0.39 per diluted share for the first nine months of 2003 compared with $5.4 million, or $0.22 per diluted share in the comparable period of 2002.
    Reconciliations between Serologicals' GAAP results and pro forma results for the periods reported are presented at the end of this press release, and additional information is presented in the investor relations section of the Company's web site at www.serologicals.com.
    The Company also announced today that it has entered into a non-binding letter of intent to sell its Therapeutic Plasma business, consisting of the Company's ten plasma collection centers and its central testing laboratory. The Company expects that the buyer will retain the majority of the employees of this business, including the management team. The buyer is completing its due diligence regarding the business, and assuming a satisfactory outcome to the remaining diligence, the Company expects to enter into a definitive agreement for the sale of the business. The letter of intent provides that the transaction will close by the end of 2003. The specific terms of the agreement and the identity of the buyer will not be disclosed until a definitive agreement is signed. Based on the current indication of value for this transaction, the Company recorded an impairment loss of $11.0 million during the third quarter with respect to the Therapeutic Plasma business, which is included as a component of the loss from discontinued operations.
    David A. Dodd, President and CEO, stated, "We are very pleased with the results of the quarter, particularly the continued strength of our Chemicon division, as well as the improvement in sales of cell culture products and the outstanding performance of our monoclonal products. Our overall gross margin improvement, which will continue to be a focus for our Company, was driven by particularly strong margins in our research and diagnostic businesses. Operationally, we are continuing to expand commercialization efforts behind our key products and to successfully manage our overhead costs. By streamlining our business to focus on the three areas of research, cell culture and diagnostic products, our overall visibility of revenue and earnings is expected to improve. Additionally, the construction of our new EX-CYTE(R) manufacturing facility, which is critical to allow us to meet future demand for this product, is continuing to progress on schedule and within our original budget. We expect validation to commence during the first quarter of next year as planned."
    The following table shows a breakdown of the revenue contributions by segment for the third quarter and year to date periods for 2003 and 2002:




$ in Millions             Quarter Ended          Nine Months Ended
                     -------------------------------------------------
                      Sept. 28    Sept. 29     Sept. 28,    Sept. 29,
                        2003        2002         2003         2002
                     -------------------------------------------------
                     Actual  %   Actual  %    Actual   %   Actual  %
                           Total       Total         Total       Total
                     -------------------------------------------------
Revenue:
Research             $14.2  34%  $0.7    3%   $28.4   28%   $2.8    4%
Cell Culture          20.6  49%  16.6   70%    49.9   50%   49.4   69%
Diagnostic             7.2  17%   6.4   27%    22.3   22%   19.4   27%
                     -------------------------------------------------
   Total             $42.0 100% $23.7  100%  $100.6  100%  $71.6  100%
                     =================================================


    The following table shows a breakdown of the gross profit contributions by segment for the third quarter and year to date periods for 2003 and 2002:


$ in Millions         Quarter Ended            Nine Months Ended
               -----------------------------------------------------
                 Sept. 28     Sept. 29      Sept. 28,      Sept. 29,
                   2003         2002          2003           2002
               -------------------------------------------------------
               Actual  GM %  Actual  GM %  Actual  GM %  Actual  GM %
               -------------------------------------------------------
Gross Profit:
Research         $9.0  63%    $0.2   26%   $17.5   62%    $1.0   36%
Cell Culture     10.4  50%     9.4   57%    25.5   51%    27.6   56%
Diagnostic        3.9  54%     3.0   47%    12.2   55%     9.6   49%
               -------------------------------------------------------
   Total        $23.3  55%   $12.6   53%   $55.2   55%   $38.2   53%
               =======================================================


    Selected highlights:

    -- Sales of research products increased $13.4 million over the prior year quarter and $25.6 million for the nine months as a result of the Chemicon acquisition. Beginning this quarter, the operations of the Company's previous research products operation in Maryland have been combined and integrated into Chemicon. Gross margins for research products increased as a result of the higher margin Chemicon products. Compared to the second quarter of 2003, margins increased due to higher licensing revenue and product mix, as certain higher margin products comprised a larger percentage of overall research product sales than in the second quarter. Chemicon's European sales were 36% higher in the third quarter of 2003 compared with the comparable prior year period, and total sales increased 19% over the prior year quarter. Specific product lines that reported strong growth over the prior year were adhesion antibodies, cytoskeletal and cell biology products, growth factors and cytokines, neuroscience antibodies, signal transduction and ESGRO(TM) stem cell culture media supplement. Also during the quarter the Company entered into an agreement with OncoMethylome Sciences S.A., (OMS) that granted Chemicon access to a wide array of OMS' Methylation Specific PCR (MSP) based patented technologies that are crucial to the field of cancer research. Under the agreement, Chemicon has exclusive rights to all of OMS' current and future MSP based methylation technologies for commercialization to the research market.

    -- Sales of cell culture products for the third quarter increased 25%, from $16.6 million in 2002 to $20.6 million in the current year quarter. Sales of EX-CYTE(R) in the quarter were $8.6 million, reflecting a slight increase over the third quarter of 2002. Sales of bovine serum albumin (BSA) were essentially flat compared to the prior year, while sales of insulin and other media supplements increased $3.1 million. Gross margins for cell culture products decreased in the current year quarter primarily due to product mix, as EX-CYTE(R) represented a lower percentage of total cell culture product sales than in the prior year period. Additionally, the margins declined due to excess capacity at our manufacturing facilities. BSA sales were impacted in the third quarter due to part of our Toronto plant being shut down during June 2003 following the discovery of a cow infected with BSE in Canada. The closure of this plant reduced the amount of saleable product during the quarter due to the manufacturing cycle time required for certain products. For the nine months, the primary reason for the revenue and margin decreases was also due to the mix, as well as the timing of EX-CYTE(R) shipments.

    -- Sales of diagnostic products increased 12%, or $0.8 million over the prior year quarter. Sales of monoclonal antibodies and related products increased 45% from $3.5 million in the third quarter of 2002 to $5.1 million in the current year quarter. This increase was partially offset by decreased sales of disease state antibodies, detection products and other diagnostic products. Gross margins on diagnostic products improved to 54% for the third quarter of 2003 compared with 47% in the third quarter of 2002 primarily as the result of manufacturing efficiencies gained from increased production at our facility in Scotland and the significant increase in sales of monoclonal antibodies, which are relatively higher margin products.

    -- Selling, general and administrative (SG&A) costs increased 69% from $7.6 million (32% of net sales) in the third quarter of 2002 to $12.8 million (30% of net sales) in the same period of 2003. The increase was attributable to the Chemicon acquisition, which incurred SG&A costs of approximately $5.8 million for the quarter. The Chemicon expenses increased compared to the second quarter of 2003 primarily due to costs associated with printing its new catalog during the quarter.

    -- Research and development costs increased slightly as a result of the Chemicon acquisition and due to progress made with internal development work in the cell culture area. During the third quarter of 2003, Chemicon introduced 203 new products, bringing the total for the year to 496 new products. The Company continued to successfully advance various projects in the cell culture area related to the characterization and performance of EX-CYTE(R) and other cell culture supplements, as well as progress in product development on new cell culture supplements.

    -- During the third quarter, the Company completed a $130 million convertible subordinated debenture offering, the proceeds of which were used to repay in full and terminate the credit facility that the Company established to finance the Chemicon acquisition. As a result of the termination of the previous facility, the Company was required to write-off approximately $4.1 million of previously capitalized costs related to the credit facility. The write-off is included in "special charges" in the consolidated financial statements. Additionally, the Company entered into a new $30 million revolving credit facility (Revolver) during the quarter. As of September 28, 2003, the Company had no outstanding borrowings under the Revolver.

    -- The Company's cash balance at the end of September 2003 was $41.9 million, compared with $15.2 million at the end of 2002. Accounts receivable totaled approximately $27.2 million at the end of September 2003, compared with $22.1 million at the end of 2002.

    -- Capital expenditures for the third quarter were $6.4 million, of which approximately $5.3 million related to the construction of the Company's new EX-CYTE(R) manufacturing facility in Lawrence, Kansas. For the nine months, capital expenditures were $12.3 million, of which $9.8 million related to the Kansas facility.

    -- Depreciation and amortization for the third quarter of 2003 totaled $2.4 million, compared with $1.4 million in the third quarter of 2002.

    In conclusion, Dodd stated, "We are very pleased with the performance of our continued operations in the areas of Research, Cell Culture and Diagnostic products, as well as our progress with a sale of our Therapeutic Plasma business. The transformation of Serologicals Corporation into an innovation-based provider of life science products in support of bioscience research, development and manufacturing continues to progress successfully. Today, the Company is recognized as the leading provider of products in the areas of neuroscience and stem cell research, and ranks number one in the cell culture markets of BSA and serum-free growth supplements, as well as in monoclonal antibodies for blood typing. Our future performance will be strengthened by our continued investments in and commitments to innovation, customer service and commercial success."
    Serologicals will hold its third quarter earnings conference call at 9 a.m. (Eastern Time) October 23, 2003. The conference call dial in number is 719-457-2679, confirmation code 660711. The live broadcast will also be available online at the Company's website at www.serologicals.com and at www.StreetEvents.com.
    If you are unable to participate in the call, a 14-day playback will start October 23, 2003 at 12 p.m. (Eastern Time). To listen to the playback, please call 719-457-0820 and enter access code 660711 or access the archived web cast on the Company's website at www.serologicals.com.

    About Serologicals

    Serologicals Corporation, headquartered in Atlanta, Georgia, is a global provider of biological products and enabling technologies, which are essential for the research, development and manufacturing of biologically based life science products. The Company's products and technologies are used in a wide variety of innovative applications within the areas of oncology, hematology, immunology, cardiology and infectious diseases, as well as in the study of molecular biology. Serologicals has more than 800 employees worldwide, and its shares are traded on the Nasdaq National Stock Market under the symbol "SERO".
    For information on Serologicals Corporation, visit the company's corporate web site at http://www.serologicals.com.

    Statement Regarding Use of Non-GAAP Measures

    This press release contains certain pro forma net income measures which exclude the impact of discontinued operations and of non-recurring charges that affected the periods presented. These items are excluded by management when analyzing the results of operations for the Company's ongoing businesses. Management believes that the pro forma results provide investors with additional useful information concerning the Company's current and historical performance of its continuing business operations.
    Pro forma net income is a non-GAAP measure and should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Reconciliations between GAAP results and pro forma results are presented in the schedules at the end of this press release.

    Safe Harbor Statement

    This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company's ability to complete construction of the new manufacturing facility in Kansas on-time and within budget; the execution of a definitive agreement for the sale of the Therapeutic Plasma business and the completion of such sale by the end of 2003. These forward-looking statements are subject to certain risks, uncertainties and other factors, including our ability to implement our growth strategy; our ability to manage our growth and expansion; our ability to raise capital; our ability to find acceptable acquisitions in the future and to integrate and manage them; our ability to compete effectively within our industry; our dependence on the success of the customers of our EX-CYTE(R) product in developing and marketing new drugs; our ability to complete construction and validation of the new EX-CYTE(R) manufacturing facility during 2004; our ability to attract and retain qualified scientific and production personnel; our ability to comply with regulatory, customer and industry regulations and guidelines; our ability to identify new commercial product opportunities; our ability to protect our intellectual property; the effect on our results of operations of the loss of any significant customers or reduced orders from significant customers, including reductions or delays in research and development budgets and in government funding; and adoption of, or changes in, domestic and foreign laws and regulations that could affect our ability to maintain existing regulatory licenses and approvals. Any one or more of these risks, uncertainties or factors could cause actual results to differ materially from the Company's expectations. Additional information on factors that could potentially affect the Company or its financial results may be found in the Company's filings with the Securities and Exchange Commission. The Company is under no duty to update any of the forward-looking statements after the date of this release.
    Serologicals and EX-CYTE are registered trademarks of Serologicals Royalty Company.


                       SEROLOGICALS CORPORATION
                         Financial Highlights
          (in thousands, except share and per share amounts)

               CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                  Third Quarter and Nine Months Ended
               September 28, 2003 and September 29, 2002
                              (Unaudited)


                            Quarter Ended         Nine Months Ended
                       ----------------------- -----------------------
                         Sept. 28,   Sept. 29,   Sept. 28,   Sept. 29,
                           2003        2002        2003        2002
                       ----------- ----------- ----------- -----------

Net sales                 $42,010     $23,726    $100,555     $71,611
Costs and expenses:
  Cost of sales            18,714      11,093      45,342      33,464
  Selling, general and
   administrative
   expenses                12,826       7,588      31,116      25,542
  Research and
   development              1,628       1,555       4,298       3,931
  Amortization of
   intangibles                630         223       1,551         660
  Special charges           4,616         ---       7,270         ---
                       ----------- ----------- ----------- -----------
Operating income            3,596       3,267      10,978       8,014
  Other expense, net           61          36         248          91
  Interest expense
   (income), net            1,399          34       2,953        (424)
                       ----------- ----------- ----------- -----------
Income from continuing
 operations, before
 income taxes               2,136       3,197       7,777       8,347
Provision for income
 taxes                        742       1,119       2,725       2,921
                       ----------- ----------- ----------- -----------
Income from continuing
 operations                 1,394       2,078       5,052       5,426
Discontinued
 operations, net of
 taxes                     (7,930)      1,203      (8,435)      4,345
                       ----------- ----------- ----------- -----------
Net (loss) income         $(6,536)     $3,281     $(3,383)     $9,771
                       =========== =========== =========== ===========

Basic earnings (loss)
 per common share:
  Net income from
   continuing
   operations               $0.06       $0.09       $0.21       $0.22
  Discontinued
   operations               (0.32)       0.05       (0.34)       0.18
                       ----------- ----------- ----------- -----------
  Net (loss) income        $(0.26)      $0.14      $(0.13)      $0.40
                       =========== =========== =========== ===========

Diluted earnings (loss)
 per common share:
  Net income from
   continuing
   operations               $0.06       $0.08       $0.20       $0.22
  Discontinued
   operations               (0.32)       0.05       (0.34)       0.17
                       ----------- ----------- ----------- -----------
  Net (loss) income        $(0.26)      $0.13      $(0.14)      $0.39
                       =========== =========== =========== ===========

Weighted average
 shares:
  Basic                24,567,487  24,385,579  24,502,089  24,330,530
                       =========== =========== =========== ===========
  Diluted              25,059,584  24,840,035  24,873,651  24,859,193
                       =========== =========== =========== ===========



                       Serologicals Corporation
                Condensed Consolidated Balance Sheets
                              Unaudited
(in thousands)
                                                 September    December
                                                    28,          29,
      Assets                                       2003         2002
                                             -------------------------

Current assets:
  Cash and cash equivalents                       $41,879     $15,242
  Trade accounts receivable, net                   27,223      22,090
  Inventories                                      35,168      19,535
  Other current assets                             12,004       5,546
                                             -------------------------
    Total current assets                          116,274      62,413
Property and equipment, net                        65,352      48,725
Discontinued operations                            15,218      35,126
Goodwill                                           93,330      30,812
Other intangible assets, net                       50,549      13,765
Other                                                 649         324
                                             -------------------------
    Total assets                                 $341,372    $191,165
                                             =========================

       Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                                  4,813       4,983
  Accrued liabilities and other                    16,699       9,746
                                             -------------------------
    Total current liabilities                      21,512      14,729
4.75% Convertible debentures                      130,000         ---
Deferred income taxes                              17,184       4,062
Other liabilities                                      86         134
Discontinued operations                             1,955       1,870
Stockholders' equity                              170,635     170,370
                                             -------------------------
    Total Liabilities and Stockholders'
     Equity                                      $341,372    $191,165
                                             =========================



                       Serologicals Corporation
        Reconciliation of GAAP Earnings to Pro Forma Earnings

(in thousands)
                                   Quarter Ended    Nine Months Ended
                                    Sept.    Sept.     Sept.    Sept.
                                     28,      29,       28,      29,
                                    2003     2002      2003     2002
                                 -------------------------------------

Pro forma net income excluding
 discontinued operations and
 special charges:

Income from continuing
 operations before income taxes
 and discontinued operations      $ 2,136  $ 3,197   $ 7,777  $ 8,347

Add back special charges:
   Deferred financing fees          4,112      ---     4,492      ---
   Gaithersburg closure               264      ---     1,044      ---
   Toronto BSE Shutdown                32      ---       966      ---
   Restructuring costs                198      ---       514      ---
   Other                               10      ---       254      ---
                                 ------------------ ------------------
    Total special charges           4,616      ---     7,270      ---
Pro forma income before taxes       6,752    3,197    15,047    8,347
Income taxes at effective rate     (2,363)  (1,119)   (5,266)  (2,921)
                                 ------------------ ------------------
Pro forma net income               $4,389   $2,078    $9,781   $5,426
                                 ================== ==================


Calculation of Pro forma
 earnings per share

GAAP Net (loss) income            $(6,536)  $3,281   $(3,383)  $9,771
Add Back:
Discontinued operations, net of
 tax                                7,930   (1,203)    8,435   (4,345)
Special charges, net of tax         2,995      ---     4,729      ---
                                 ------------------ ------------------
Pro forma net income               $4,389   $2,078    $9,781   $5,426
                                 ================== ==================

Pro forma basic earnings per
 share                              $0.18     $.09     $0.40    $0.22
Pro forma diluted earnings per
 share                              $0.18     $.08     $0.39    $0.22



    CONTACT: Serologicals Corporation, Atlanta
             Bud Ingalls, 678-728-2115
             Craig Brown, 678-728-2117